Exhibit 99.1

Net1 Reports Third Quarter 2012 Results

  Commenced grant payment process for approximately 9.2 million beneficiaries nationally on April 2, 2012;

  Revenue of $90.7 million, increased 10% in constant currency;

  Fundamental earnings per share of $0.28, decreased 18% in constant currency

JOHANNESBURG, May 10, 2012 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the third quarter of fiscal 2012.

Summary Financial Metrics

	Three months ended March 31,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	90,664	92,758	(2%	)	10%
GAAP net income (loss)	7,766	(21,562)	nm		nm
Fundamental net income (1)	12,450	17,144	(27%	)	(18%	)
GAAP earnings (loss) per share ($)	0.17	(0.47)	nm		nm
Fundamental earnings per share ($) (1)	0.28	0.38	(27%	)	(18%	)
Fully-diluted shares outstanding (‘000’s)	45,375	45,494	-
Average period USD/ ZAR exchange rate	7.85	6.99	12%

	Nine months ended March 31,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	282,648	246,052	15%		27%
GAAP net income	52,628	(4,185)	nm		nm
Fundamental net income (1)	51,769	51,176	1%		11%
GAAP earnings per share ($)	1.17	(0.09)	nm		Nm
Fundamental earnings per share ($) (1)	1.15	1.13	2%		11%
Fully-diluted shares outstanding (‘000’s)	45,140	45,455	(1%	)
Average period USD/ ZAR exchange rate	7.82	7.09	10%

(1) Fundamental net income and earnings per share is a non-GAAP measure and is described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income (loss) to fundamental net income and earnings (loss) per share.

Factors impacting comparability of our Q3 2012 and Q3 2011 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 12% against the ZAR during the third quarter of fiscal 2012 which negatively impacted our reported results;
  SASSA implementation costs and cash bonuses paid as a result of our recent SASSA tender award: We commenced implementing our new SASSA contract during the third quarter of fiscal 2012 and incurred additional implementation and staff costs, of $6.8 million, which includes cash bonuses of $5.4 million to key executives and employees involved in the successful tender award;
  Lower effective tax rate due to the replacement of STC with a dividends withholding tax in South Africa: As a result of a recent change in South African tax law that replaced STC with a dividends withholding tax, our fully distributed tax rate decreased to 28% from 34.55% which positively impacted our results; and
  Fiscal 2011 intangible asset impairment and transaction-related expenses: During the third quarter of fiscal 2011, we impaired intangible assets related to the Net1 UTA acquisition of $41.8 million and incurred transaction- related expenses of $0.5 million, primarily for the acquisition of KSNET.

Comments and Outlook

“We are extremely pleased with the progress made thus far on the implementation of our new SASSA contract. As a result of our efforts, we successfully commenced social grant payment on schedule as of April 2, 2012, said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “The first phase of our implementation process involved issuing 2.5 million temporary MasterCard branded debit cards to grant recipients and establishing the payment infrastructure to pay all beneficiaries that we did not pay under our old contract. I am particularly pleased with the commitment displayed by our implementation teams during the first phase and the focus over the next few months will be to replicate the same success through the second phase of implementation,” he concluded.

“Our quarterly performance for the next two to three quarters will be difficult to predict given the timing and quantum of investments and start up costs to be incurred to ensure the implementation of our SASSA contract,” said Herman Kotzé, Chief Financial Officer of Net1. “However, for fiscal year 2012, we expect fundamental earnings per share to be at least $1.40, assuming the constant currency base of ZAR 7/$1 and using our third quarter-ended share count of 45 million shares. As always, fundamental earnings exclude amortization of intangibles, stock-based charges and other one-time items,” he concluded.

First phase of our new SASSA contract implementation

We successfully initiated the national grant payment process for approximately 9.2 million beneficiaries on April 2, 2012 having commenced implementation during Q3 2012. The implementation will be conducted in two phases. The first phase involved issuing approximately 2.5 million MasterCard-branded debit cards to beneficiaries that we did not serve under our previous contract in order to establish the payment process to pay all social grants in the country. The second phase will commence during June 2012 and will require the re-registration of all 9.2 million beneficiaries.

During Q3 2012 we incurred direct first phase implementation expenses of approximately $7 million including bonuses, staff, travel, premises hire for enrollment, stationery, delivery and advertising costs. We also incurred implementation related capital expenditures of approximately $7 million during Q3 2012, primarily for payment vehicles. We anticipate cumulative capital expenditures of $45 - $50 million tied to the implementation for our new national contract.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

South African transaction-based activities

Segment revenue was $46.4 million in Q3 2012, down 2% compared with Q3 2011 in USD but up 10% on a constant currency basis. In ZAR, the increase in segment revenue was largely due to higher prepaid airtime sales resulting primarily from the Eason acquisition and increased transaction volumes in merchant acquiring and FIHRST. Revenue from our pension and welfare operations was relatively stable on a year-over-year basis. Segment operating income margin was 19% and 39%, respectively, and declined primarily due to implementation costs and cash bonuses paid, and the inclusion of increased low-margin prepaid airtime sales as well as Eason intangible asset amortization. Excluding amortization of acquisition-related intangibles, Q3 2012 segment operating income margin was 23%, compared to 42% during Q3 2011.

International transaction-based activities

KSNET continues to contribute the majority of our revenues in this operating segment. Revenue was $28.2 million in Q3 2012, up 14% compared with Q3 2011 in USD and 29% on a constant currency basis. Operating margin for the segment is lower than most of our South African transaction-based businesses and was negatively impacted by start-up expenditures related to our XeoHealth launch in the United States, MVC activities at Net1 UTA and on-going losses at Net1 Virtual Card, but these expenses were partially offset by revenue contributions from KSNET, and to a lesser extent from XeoHealth and NUETS’ initiative in Iraq. Segment operating income margin remained consistent at 1%. Excluding the amortization of intangibles but including the start-up costs referenced above, Q3 2012 operating income margin was 12% compared to 14% during Q3 2011.

Smart card accounts

Segment revenue was $7.6 million in Q3 2012, down 9% compared with Q3 2011 in USD but up 3% on a constant currency basis. Operating income margin remained consistent at 45%.

Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. We continue to incur start-up expenditures related to our SmartLife business and other financial services offerings. Segment revenue was $2.3 million in Q3 2012, up 5% compared with Q3 2011 in USD and 19% higher on a constant currency basis, principally due to an increase in lending activities. Q3 2012 segment operating income margin was 55% compared with 71% during Q3 2011 and decreased primarily due to start-up expenditures incurred by SmartLife.

Hardware, software and related technology sales

Segment revenue was $6.2 million in Q3 2012, down 40% compared with Q3 2011 in USD and 33% lower on a constant currency basis. The decrease in revenue and operating income was due to a lower contribution from all contributors to hardware and software sales. Excluding amortization of all intangibles, and the intangible asset impairment in Q3 2011, segment operating loss margin was 19% compared to and operating income margin of 1% during Q3 2011.

Cash flow and liquidity

At March 31, 2012, we had cash and cash equivalents of $88 million, down from $95 million at June 30, 2011. The decrease in cash was due to a strengthening in the USD against the ZAR, the repayment of principal under our KSNET debt and the acquisition of SmartLife and the Eason prepaid electricity and airtime business, offset by cash generated from operations and a net settlement received from the former shareholders of KSNET. For Q3 2012, we generated net cash of $22.0 million from operating activities, compared to $28 million in Q3 2011. Excluding the impact of interest paid under our Korean debt, the decrease in cash provided by operating activities resulted from timing of receipts of accounts receivable in our South African transaction-based activities operating segment and the payment of implementation costs and bonuses related to our recent SASSA award. Capital expenditures for Q3 2012 and 2011 were $14 million and $5.0 million, respectively, and have increased primarily due to acquisition of payment vehicles for of our new SASSA contract, payment processing terminals in Korea and POS devices to service our merchant acquiring system in South Africa.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income (loss) and earnings (loss) per share to adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the effects of a change in South African tax law and the creation of a valuation allowance related to foreign tax credits, intangible asset impairments, amortization of KSNET debt facility fees and transaction-related costs. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income (loss) adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects, the loss attributable to the sale of 10% of SmartLife, the profit on liquidation of SmartSwitch Nigeria and the impairment of intangible assets. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review Q3 2012 results on May 11, 2012, at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through June 4, 2012.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$90,664	$92,758	$282,648	$246,052

EXPENSE

Cost of goods sold, IT processing, servicing and support	32,493	29,302	99,605	76,551
Selling, general and administration	36,368	32,618	92,297	91,707
Depreciation and amortization	9,325	11,192	27,194	25,188
Impairment of intangibles	-	41,771	-	41,771

OPERATING INCOME (LOSS)	12,478	(22,125)	63,552	10,835

INTEREST INCOME	2,164	1,516	5,981	5,950

INTEREST EXPENSE	2,244	2,471	7,215	6,149

INCOME (LOSS) BEFORE INCOME TAXES	12,398	(23,080)	62,318	10,636

INCOME TAX EXPENSE (BENEFIT)	4,611	(1,603)	9,785	14,440

NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE (LOSS) EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	7,787	(21,477)	52,533	(3,804)

(LOSS) EARNINGS FROM EQUITY- ACCOUNTED INVESTMENTS	(4)	(127)	100	(509)

NET INCOME (LOSS)	7,783	(21,604)	52,633	(4,313)

LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	17	(42)	5	(128)

NET INCOME (LOSS) ATTRIBUTABLE TO NET1	$7,766	$(21,562)	$52,628	$(4,185)

Net income (loss) per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.17	($0.47)	$1.17	($0.09)
Diluted earnings attributable to Net1 shareholders	$0.17	($0.47)	$1.17	($0.09)

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2012	2011
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$88,250	$95,263
Pre-funded social welfare grants receivable	2,741	4,579
Accounts receivable, net of allowances of – March: $841; June: $728	98,159	82,780
Finance loans receivable	8,720	8,141
Deferred expenditure on smart cards	115	51
Inventory	6,157	6,725
Deferred income taxes	7,590	15,882
Total current assets before settlement assets	211,732	213,421
Settlement assets	39,408	186,668
Total current assets	251,140	400,089
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – March: $77,519; June: $50,007	44,167	35,807
EQUITY-ACCOUNTED INVESTMENTS	1,552	1,860
GOODWILL	190,149	209,570
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – March: $48,722; June: $37,118	101,172	119,856
OTHER LONG-TERM ASSETS, including reinsurance assets	42,148	14,463
TOTAL ASSETS	630,328	781,645
LIABILITIES
CURRENT LIABILITIES
Accounts payable	11,817	11,360
Other payables	62,145	71,265
Current portion of long-term borrowings	14,316	15,062
Income taxes payable	8,975	6,709
Total current liabilities before settlement obligations	97,253	104,396
Settlement obligations	39,408	186,668
Total current liabilities	136,661	291,064
DEFERRED INCOME TAXES	24,425	52,785
LONG-TERM BORROWINGS	88,610	110,504
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	27,024	1,272
TOTAL LIABILITIES	276,720	455,625
COMMITMENTS AND CONTINGENCIES
EQUITY
NET1 EQUITY:
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 45,552,304; June: 45,152,805	59	59
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2011: -; 2010: -	-	-
ADDITIONAL PAID-IN-CAPITAL	138,289	136,430
TREASURY SHARES, AT COST: March: 13,455,090; June: 13,274,434	(175,823)	(174,694)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(59,832)	(33,779)
RETAINED EARNINGS	447,618	394,990
TOTAL NET1 EQUITY	350,311	323,006
NON-CONTROLLING INTEREST	3,297	3,014
TOTAL EQUITY	353,608	326,020
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$630,328	$781,645
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income (loss)	$7,783	$(21,604)	$52,633	$(4,313)
Depreciation and amortization	9,325	11,192	27,194	25,188
Impairment loss	-	41,771	-	41,771
Loss (Earnings) from equity-accounted investments	4	127	(100)	509
Fair value adjustments	(1,211)	417	(1,983)	655
Interest payable	694	1,406	4,469	1,546
Profit on disposal of property, plant and equipment	(23)	(2)	(57)	(10)
Net loss on sale of 10% of SmartLife	-	-	81	-
Profit on liquidation of subsidiary	-	-	(3,994)	-
Realized loss on sale of SmartLife investments	-	-	25	-
Stock-based compensation charge	843	1,597	1,882	4,593
Facility fee amortized	316	113	515	1,841
Decrease (Increase) in accounts and finance loans receivable, and pre-funded grants receivable	474	3,896	(15,321)	2,648
Increase in deferred expenditure on smart cards	(56)	-	(70)	-
Increase in inventory	(862)	(229)	(261)	(163)
Increase (Decrease) in accounts and other payables	583	(6,060)	(1,765)	(2,283)
Increase (Decrease) in taxes payable	5,626	7,140	(5,336)	5,910
Decrease in deferred taxes	(1,532)	(11,500)	(14,928)	(24,438)
Net cash provided by operating activities	21,964	28,264	42,984	53,454
Cash flows from investing activities
Capital expenditures	(13,879)	(4,679)	(23,465)	(9,458)
Proceeds from disposal of property, plant and equipment	117	10	385	28
Acquisition of SmartLife, net of cash acquired	-	-	(1,673)	-
Acquisition of prepaid business	-	-	(4,481)	-
Settlement from former shareholders of KSNET
(Acquisition of KSNET, net of cash acquired)	-	-	4,945	(230,225)
Advance of loans to equity-accounted investment	-	-	-	(375)
Repayment of loan by equity-accounted investment	30	33	93	440
Acquisition of available for sale securities	(948)	-	(948)	-
Purchase of investments related to SmartLife	-	-	(2,320)	-
Proceeds from maturity of investments related to SmartLife	-	-	2,321	-
Net change in settlement assets	95,165	7,397	128,961	(39,788)
Net cash generated from (used in) investing activities	80,485	2,761	103,818	(279,378)
Cash flows from financing activities
Loan portion related to options	-	-	-	20
Long-term borrowings obtained	-	-	-	116,353
Repayment of long-term borrowings	(4,842)	-	(12,027)	-
Payment of facility fee	-	-	-	(3,088)
Proceeds on sale of 10% of SmartLife	-	-	107	-
Acquisition of remaining 19.9% of Net1 UTA	-	-	-	(594)
Acquisition of treasury stock	-	-	(1,129)	-
Repayment of short-term borrowings	-	(7,124)	-	(6,705)
Net change in settlement obligations	(95,165)	(7,397)	(128,961)	39,788
Net cash (used in) generated from financing activities	(100,007)	(14,521)	(142,010)	145,774
Effect of exchange rate changes on cash	4,944	1,003	(11,805)	15,298
Net increase (decrease) in cash and cash equivalents	7,386	17,507	(7,013)	(64,852)
Cash and cash equivalents – beginning of period	80,864	71,383	95,263	153,742
Cash and cash equivalents – end of period	$88,250	$88,890	$88,250	$88,890

Net 1 UEPS Technologies, Inc.
Attachment A
Operating segment revenue, operating income (loss) and operating margin:
Three months ended March 31, 2012 and 2011 and December 31, 2011

								Change – constant
				Change - actual				exchange rate(1)
				Q3 ‘12		Q3 ‘12		Q3 ‘12		Q3 ‘12
Key segmental data, in ’000, except				vs		vs		vs		vs
margins	Q3 ‘12	Q3 ‘11	Q2 ‘12	Q3‘11		Q2 ‘12		Q3 ‘11		Q2 ‘12
Revenue:
SA transaction-based activities	$46,423	$47,313	$46,448	(2%	)	(0%	)	10%		(4%	)
International transaction-based activities	28,188	24,627	28,835	14%		(2%	)	29%		(6%	)
Smart card accounts	7,558	8,288	7,264	(9%	)	4%		3%		(0%	)
Financial services	2,289	2,171	1,944	5%		18%		19%		13%
Hardware, software and related technology sales	6,206	10,359	7,567	(40%	)	(18%	)	(33%	)	(21%	)
Total consolidated revenue	$90,664	$92,758	$92,058	(2%	)	(2%	)	10%		(5%	)

Consolidated operating income (loss):
SA transaction-based activities	$8,694	$18,566	$15,766	(53%	)	(45%	)	(47%	)	(47%	)
International transaction-based activities	195	274	241	(29%	)	(19%	)	(20%	)	(22%	)
Operating income excluding amortization	3,387	3,398	3,369	(-%)		1%		12%		(3%	)
Amortization of intangible assets	(3,192)	(3,124)	(3,128)	2%		2%		15%		(2%	)
Smart card accounts	3,435	3,767	3,302	(9%	)	4%		3%		(-%)
Financial services	1,248	1,540	1,026	(19%	)	22%		(9%	)	17%
Hardware, software and related technology sales	(1,301)	(44,086)	909	(97%	)	nm		(97%	)	nm
Corporate/ Eliminations	207	(2,186)	(1,016)	nm		nm		nm		nm
Total operating income (loss)	$12,478	$(22,125)	$20,228	nm		(38%	)	nm		(41%	)

Operating income margin (%)
SA transaction-based activities	19%	39%	34%
International transaction-based activities	1%	1%	1%
International transaction-based activities excluding amortization	12%	14%	12%
Smart card accounts	45%	45%	45%
Financial services	55%	71%	53%
Hardware, software and related technology sales	(21% )	(426% )	12%
Overall operating margin	14%	(24% )	22%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q3 2012 also prevailed during Q3 2011 and Q2 2012.

Nine months ended March 31, 2012 and 2011

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2012		F2012
Key segmental data, in ’000, except			vs		vs
margins	F2012	F2011	F2011		F2011
Revenue:
SA transaction-based activities	$142,773	$138,939	3%		13%
International transaction-based activities	87,278	42,482	100%		100%
Smart card accounts	23,074	24,692	(7%	)	3%
Financial services	6,344	5,072	25%		38%
Hardware, software and related technology sales	23,179	34,867	(34%	)	(27%	)
Total consolidated revenue	$282,648	$246,052	15%		27%

Consolidated operating income (loss):
SA transaction-based activities	$44,643	$54,892	(19%	)	(10%	)
International transaction-based activities	1,120	(295)	nm		nm
Operating income excluding amortization	10,750	4,861	121%		144%
Amortization of intangible assets	(9,630)	(5,156)	87%		106%
Smart card accounts	10,487	11,221	(7%	)	3%
Financial services	3,685	3,365	10%		21%
Hardware, software and related technology sales	1,545	(46,474)	nm		nm
Corporate/ Eliminations	2,072	(11,874)	nm		nm
Total operating income	$63,552	$10,835	487%		547%

Operating income margin (%)
SA transaction-based activities	31%	40%
International transaction-based activities	1%	(1% )
International transaction-based activities excluding amortization	12%	11%
Smart card accounts	45%	45%
Financial services	58%	66%
Hardware, software and related technology sales	7%	(133% )
Overall operating margin	22%	4%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during year to date fiscal 2012 also prevailed during year to date fiscal 2011.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income (loss) and earnings (loss) per share, basic, to fundamental net income and earnings per share, basic:

Three months ended March 31, 2012 and 2011

			E(L)PS,				E(L)PS,
	Net income (loss)		basic		Net income (loss)		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	7,766	(21,562)	17	(47)	60,979	(150,617)	135	(331)

Intangible asset amortization, net	3,751	5,133			29,463	35,857
Stock-based compensation charge	843	1,596			6,619	11,149
Facility fees for KSNET debt	90	113			707	789
Impairment of intangible assets, net	-	31,339			-	218,912
Acquisition-related costs.	-	525			-	3,666
Fundamental	12,450	17,144	28	38	97,768	119,756	216	263

Nine months ended March 31, 2012 and 2011

			E(L)PS,				E(L)PS,
	Net income (loss)		basic		Net Income		basic
	(USD’000)		(USD)		( ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	52,628	(4,185)	117	(9)	411,787	(29,668)	913	(65)

Intangible asset amortization, net	10,957	12,049			85,733	85,421
Stock-based compensation charge .	1,883	4,590			14,734	32,539
Facility fees for KSNET debt	301	1,841			2,355	13,053
Change in tax law	(18,315)	-			(150,373)	-
Create FTC valuation allowance	8,232	-			67,588	-
Profit on liquidation of subsidiary	(3,994)	-			(31,251)	-
Loss on sale of 10% of SmartLife	77	-			602	-
Impairment of intangible assets, net	-	31,339			-	222,165
Acquisition-related costs.	-	5,656			-	40,095
Gain on FEC, net.	-	(114)			-	(808)
Fundamental	51,769	51,176	115	113	401,175	362,797	890	799

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income (loss) used to calculate earnings (loss) per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2012 and 2011

	2012	2011

Net income (loss) (USD’000)	7,766	(21,562)
Adjustments:
Impairment of intangible assets	-	41,771
Profit on sale of property, plant and equipment	(23)	(2)
Tax effects on above	6	(10,431)

Net income used to calculate headline earnings (USD’000)	7,749	9,776

Weighted average number of shares used to calculate net income (loss) per share basic earnings (loss) and headline earnings per share basic earnings (‘000)	45,268	45,452

Weighted average number of shares used to calculate net income (loss) per share diluted earnings (loss) and headline earnings per share diluted earnings (‘000)	45,375	45,559

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	17	22
Diluted earnings – common stock and linked units, in US cents	17	21

Nine months ended March 31, 2012 and 2011

	2012	2011

Net income (loss) (USD’000)	52,628	(4,185)
Adjustments:
Profit on liquidation of subsidiary	(3,994)	-
Loss on sale of 10% of SmartLife	77	-
Impairment of intangible assets		41,771
Profit on sale of property, plant and equipment	(57)	(10)
Tax effects on above	16	(10,429)

Net income used to calculate headline earnings (USD’000)	48,670	27,147

Weighted average number of shares used to calculate net income (loss) per share basic earnings (loss) and headline earnings per share basic earnings (‘000)	45,083	45,423

Weighted average number of shares used to calculate net income (loss) per share diluted earnings (loss) and headline earnings per share diluted earnings (‘000)	45,140	45,489

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	108	60
Diluted earnings – common stock and linked units, in US cents	108	60